Exhibit 10.12

MASTER SERVICES AGREEMENT

UPS Supply Chain Solutions, Inc., a Delaware corporation with offices located at 12380 Morris Road, Alpharetta, Georgia 30005 (“SCS”) and Skullcandy, Inc., a Utah corporation with offices located at l441 W. Ute Boulevard, Suite 250, Park City, UT 84098 (“Customer”) (each a “Party” or in the aggregate “Parties”) hereby enter into this Master Services Agreement (“MSA”) effective July 16, 2010 (“Effective Date”).

NOW, THEREFORE, Customer and SCS, for good and valuable mutual consideration, hereby agree as follows:

1. Structure of the Agreement and Integrated Solution. SCS or its designated affiliates shall provide the services (“Services”) specified in service schedules (“Schedules”) referencing this MSA and executed by the Parties. Each Schedule may have attached one or more statements of work (“SOWs”) and exhibits. Each such Schedule, SOW, and exhibit is an “Incorporated Document”. This MSA and the Incorporated Documents are collectively referred to herein as the “Agreement”. In the event that any Services are to be provided by one or more affiliates of SCS (each, an “Affiliated Service Provider”), SCS agrees that (i) the Affiliated Service Provider shall be fully bound by the terms of this MSA as if it were an original signatory hereto, and (ii) SCS shall be liable for full performance of the designated Services by the Affiliated Service Provider. Notwithstanding anything in any Incorporated Document to the contrary, SCS acknowledges that the Services are intended to be an integrated solution for Customer’s entire supply chain, including all of Customer’s transportation and warehousing requirements. As such, SCS is responsible for the identification and procurement of all necessary facilities, equipment and information technology infrastructure, as well as the hiring and ongoing training of SCS employees necessary to support the service level requirements and satisfy the key performance indicators specified in the Agreement, and for all internal communication flow between and among its various units and Affiliated Service Providers. The Parties intend that the MSA and Incorporated Documents, to the maximum extent practical, shall be construed in a manner which yields the greatest internal consistency between and among them. Subject to the foregoing, in the event of a conflict between the terms of this MSA and the terms of any Incorporated Document, the terms of the MSA shall control; provided, however, that the Parties may in any Incorporated Document specifically (i.e. with reference to the MSA) agree to: (a) exclude or except an otherwise controlling provision of this MSA; (b) adopt a clause or provision to apply in lieu of an otherwise controlling provision of this MSA; or (c) reference a governing external code, document or standard (including, if applicable, standard terms and conditions of service) that will apply in lieu of any otherwise controlling provision of the MSA (or Incorporated Document).

2. Term and Termination.

2.1 Term and Renewal. The MSA comes into force on the Effective Date. The term of the Services (the “Term”) commences on the first day of the first month in which SCS commences shipping of the Customer’s products under Schedule 1 (the “Commencement Date”), and continues for a period of thirty-six (36) months (the “Termination Date”). Neither this MSA nor any Schedule shall automatically renew. Not less than one hundred eighty (180) days prior to the Termination Date, the Parties will commence discussions regarding the terms of a possible renewal of the Agreement, which, if agreed, shall be memorialized in a writing signed by the authorized representatives of each Party. SCS acknowledges that, during the one hundred eighty (180) day period, Customer may, at Customer’s sole cost and expense, utilize the services of an independent benchmarking firm to measure the performance and cost of the Services provided by SCS in relation to third party service providers providing the same tier 1 services as provided by SCS or Affiliated Service Providers under the Agreement to clients who distribute products and/or services similar to those provided by Customer. SCS hereby agrees that in connection with the performance of such study, Customer is authorized to disclose to such benchmarking firm information that may otherwise constitute “Confidential Information” under Section 8 as is reasonably necessary to complete the benchmarking study, of this Agreement, including but not limited to, the Fees payable by Customer and other applicable contractual terms and conditions between Customer, SCS or an Affiliated Service Provider provided that prior to any such disclosure, SCS and the benchmarking firm shall have entered into a confidentiality agreement acceptable to SCS, as determined by SCS in its sole, but reasonable discretion. Upon, completion of the benchmarking study, and to the extent that the Parties agree to renew the Agreement in accordance with the terms of this Section 2.1, Customer shall provide to SCS a copy of the benchmarking study, subject to the confidentiality obligations in Section 8, below.

2.2 Termination.

(a) This MSA or any Schedule may be terminated by either Party:

(i) upon the commission of a material breach by the other Party (other than default in payment of undisputed amounts, which is addressed below) that is not cured within sixty (60) days of receipt of written notice from the non-breaching Party; or

(ii) upon the bankruptcy or insolvency of the other Party.

(b) The MSA or any Schedule may be terminated by SCS upon a failure of Customer to pay when due any undisputed amount(s) due SCS or an Affiliated Service Provider in accordance with a Schedule, which failure is not cured within thirty (30) days of receipt by Customer or written notice from SCS or the applicable Affiliated Service Provider.

3. Fees, Charges and Expenses.

3.1 Fees, Charges and Expenses. Customer shall pay to SCS all undisputed fees, charges and expenses (“Fees”) for the Services that are specified in the applicable Schedule(s), with no right of set off for any claim filed against SCS. SCS (or an Affiliated Service Provider, if applicable) shall invoice Customer in amounts and at intervals specified in the applicable Schedule. If Customer in good faith disputes an amount set forth on an invoice, Customer shall pay the undisputed amount, and Customer shall promptly notify SCS of such dispute and work in good faith with SCS to promptly resolve the disputed amount in accordance with the procedures contained in Section 14 below. All Fees will be billed and paid in U. S. dollars, unless otherwise provided in a Schedule.

3.2 Late Payment Terms. Unless otherwise set forth in a Schedule, if Customer fails to make a payment of the undisputed Fees when due, Customer shall pay to SCS a late payment charge equal to one and one-half percent (1.5%) of the unpaid amount of such undisputed Fees for each month beyond the original payment due date during which such amount remains unpaid.

3.3 Taxes. Customer shall be responsible for payment of all sales, use, personal property, gross receipts, excise, franchise and business taxes (including any penalties, fines or interest thereon), except for taxes on revenue earned by SCS or an Affiliated Service Provider, imposed by any federal, state or local government or taxing authority with respect to the Services performed by SCS under this Agreement. SCS shall use reasonable efforts to keep Customer informed of any anticipated tax law changes that may result in new or increased taxes payable by Customer hereunder, and shall cooperate with Customer in all reasonable respects in an effort to mitigate the adverse impacts of such tax increase. In addition, in the event that any new or increased taxes result solely from any change in an SCS location, entity structure or business process structure initiated solely by SCS, SCS shall be solely responsible for payment of such new or increased taxes.

3.4 Changes in Operating Parameters or Conditions for Warehousing and Distribution Services. Customer acknowledges and agrees that SCS calculated the Fees based on and in reliance upon certain key assumptions (“Operating Parameters”). Operating Parameters shall be set forth in the applicable Incorporated Documents. In the event of a change in any Operating Parameter (i.e., a change that is. consistently encountered over the course of time and is anticipated to be ongoing) or a “Changed Condition” (as defined below) occurs, which (a) materially increases the obligations or costs of SCS in connection with the performance of the Services, or (b) decreases the Fees to which SCS would otherwise be entitled under the Agreement, SCS shall provide written notice of the same to Customer, which shall specify in reasonable detail the adverse impact of the change in Operating Parameters or the Changed Condition, and SCS’s proposed change to the then current Fees in order to address such impact (the “Notification”). SCS agrees to limit its requests for Fee changes under this Section 3.4, to no more than three (3) requests during the Term of the Agreement. In the event Customer objects to any changes to SCS’s proposed Fees pursuant to this Section 3.4, the Parties shall use their good-faith efforts to negotiate and reach agreement regarding the proposed Fees within 10 business days (“Phase I”). If the Parties are unable to reach agreement during Phase I, then both Parties shall escalate the matter to their respective senior officers who shall use their good-faith efforts to negotiate and reach agreement regarding the proposed Fees within ten (10) business days following the conclusion of Phase I (“Phase II”). If the Parties reach agreement during either Phase I or II concerning the proposed Fees (which agreement shall be evidenced through the adoption of one or more amendments to the applicable Schedules signed by authorized representatives of the Parties), the agreed changes in Fees shall be effective as of the first day of the first month following Customer’s receipt of the Notification. If, as of the conclusion of Phase II, the Parties are not able to come to agreement concerning the proposed Fees, then either Party may terminate this Agreement upon sixty 60 days written notice to the other Party (which termination notice must be given within sixty (60) days of the conclusion of Phase II). Upon termination by either Party under this Section 3.4, Customer shall pay all Fees due and outstanding through the date of termination, and the Parties shall equally share any termination costs set forth in the Incorporated Documents. “Changed Condition” means (i) the enactment, promulgation or imposition of any new law, regulation or governmental charge or any change to any existing law, regulation or governmental charge occurring after the Effective Date, or (ii) a change to any permit, license, lease agreement (other than the lease agreement relating to the “Facility” indentified in Schedule 1), consent or approval required to perform the Services in accordance with the terms of the Agreement and occurring after the Effective Date. If Customer does not approve an SCS proposed Fee increase due to a change in Operating Parameter or a Changed Condition, SCS is not responsible for any liability for failure to meet performance commitments due to such Changed Condition or a change in Operating Parameter.

3.5 SAS 70 Reporting. If Customer requests a SAS 70 Type II audit report that addresses SCS’s internal controls related to Services, SCS and Customer will agree on a scope of work and the Fees in writing for SCS to perform such audit, prior to SCS’s initiation of any such work. Customer acknowledges that any such SAS 70 report provided to Customer will contain Confidential Information of SCS, and Customer shall treat any SAS 70 report provided to Customer by SCS as Confidential Information of SCS in accordance with the terms of this Agreement. Customer agrees that SCS may conduct the SAS 70 report process through an external auditor provided that the identification of such auditor and the audit procedures are reasonably acceptable to Customer and its auditor. SCS shall remediate any material control deficiencies or exceptions noted in the audit report, including the adoption of new or compensating internal controls. However, SCS does not provide any assurance that any SAS 70 report requested by Customer will be unqualified during any reporting period. To initiate discussions for the preparation of a SAS 70 report, Customer must make a written request 180 days prior to the requested SAS 70 report date. SCS will prepare no more than one report in any twelve (12) month period.

4. Indemnification.

4.1 General Indemnification. Each Party (“Indemnitor”) shall indemnify, defend and hold harmless the other Party and any affiliated and controlling entities of such Party, and the directors, employees, officers, agents, subcontractors, licensors and suppliers of each of them (in each case “Indemnitee”) from and against all third party liabilities, claims, suits, demands, actions, fines, damages, losses, costs and expenses (including reasonable attorneys’ fees) (“Claims”) for injury to or death of any person or damage to or loss of improvements to real property or tangible personal property to the extent caused by or otherwise resulting from such Party’s negligent acts or omissions or willful misconduct except to the extent caused by the Indemnitee. Notwithstanding the foregoing or anything in the Agreement to the contrary, SCS shall have no indemnification obligation under this Section 4.1 or under the Agreement arising out of or in connection with Customer’s goods, packages or property for which the Services are provided (collectively the “Goods”) to the extent that the liability for such is governed by an applicable Schedule.

4.2 Third Party and Product Liability Claims. Customer shall indemnify, defend and hold harmless SCS and its Indemnitees from and against any third party Claim (including any Claim brought by Customer’s customers) arising out of or in connection with the design, manufacture, packaging, marketing, use or sale of the Goods or Customer’s instructions regarding such Goods.

4.3 Indemnification Procedures. With respect to a Claim for which indemnification is sought under this Section 4, the Indemnitee shall provide Indemnitor with (a) prompt written notice, (b) tender of the defense or settlement, and (c) full cooperation in the defense. Failure to give prompt written notice of a Claim will not affect the Indemnitee’s right to indemnification unless the failure materially and adversely affects the rights, remedies or liability of the Indemnitor. If the Indemnitor fails to honor a timely request for indemnification and has a binding legal obligation to do so, the Indemnitee shall be entitled to all costs (including reasonable attorneys’ fees) incurred in the enforcement of its indemnification rights. The Indemnitor shall not make a compromise or settlement of a Claim without the Indemnitee’s consent unless all of the following apply: (i) there is no finding or admission of any violation of law or any violation of any person’s rights by Indemnitee, (ii) there is no effect on any other Claim by or against Indemnitee, (iii) the sole relief is monetary damages that are paid by the Indemnitor, and (iv) the compromise or settlement contains an unconditional requirement that claimant or the plaintiff provide to the Indemnitee a release from all liability in respect of such Claim. The Indemnitee shall have no liability for any compromise or settlement made without its consent, which, subject to the foregoing conditions, will not be unreasonably withheld or delayed.

5. Title to Goods. Unless otherwise specified in a Schedule, title to Goods remains with Customer. Nothing in the Agreement shall be deemed to waive or otherwise limit any lien rights that SCS may have under applicable law with respect to the Goods; provided that, upon request of Customer, SCS shall execute and deliver a warehouseman’s lien subordination agreement in such form as may be required by Customer’s secured lender(s).

6. Limitation of Liability and Claims Filing

6.1 Liability for Loss or Damage to Goods. The liability for loss, damage and delay to Customer’s Goods while in the care, custody and control of SCS or an Affiliated Provider is set forth in the Schedules.

6.2 Claims for Loss or Damage to Goods. Unless otherwise set forth in a Service Schedule or otherwise expressly required by applicable statute, international convention or other mandatory national law, Customer shall file in writing all claims against SCS for a potential or actual loss or damage to Goods within sixty (60) days from the event giving rise to the claims. Claims filing requirements set forth in a bill of lading or other transportation document issued in conjunction with the Services shall apply to claims arising from loss or damage to Goods while in the care, custody or control of a carrier.

6.3 Claims under Agreement. Except for claims subject to Section 6.1, each Party shall institute suit against the other Party for any Claim for damages or other relief arising out of a breach of this Agreement within two (2) years from the event giving rise to the claim.

7. Exclusions. OTHER THAN IN CONNECTION WITH THIRD PARTY INDEMNIFIED CLAIMS UNDER SECTION 4.1, ABOVE, IN NO EVENT WILL EITHER PARTY BE LIABLE TO THE OTHER PARTY FOR LOSS OF PROFITS, USE, INCOME, BUSINESS OPPORTUNITIES, COSTS OF ALTERNATIVE MEANS OF TRANSPORT, OR CUSTOMER GOODWILL, OR FOR ANY SPECIAL, PUNITIVE, CONSEQUENTIAL OR INDIRECT DAMAGES, IN CONNECTION WITH THIS AGREEMENT OR THE SERVICES PROVIDED HEREUNDER WHETHER OR NOT A PARTY HAS BEEN ADVISED OF SUCH LOSSES OR DAMAGES OR WHETHER PLED UNDER TORT, CONTRACT OR ANY OTHER LEGAL THEORY.

8. Confidentiality. As used herein, the term “Confidential Information” means confidential information relating to the business, technology, operations and financial condition of a Party. For three (3) years from the date of disclosure by a Party of any of its Confidential Information, and in the case of Confidential Information that constitutes (i) a trade secret under applicable law for so long as such Confidential Information remains a trade secret, or (ii) customer shipment information or personally identifiable information of individual consumers, forever, the Party receiving such Confidential Information will not disclose such Confidential Information except as permitted herein, and that Party shall exercise the same degree of care to avoid disclosure of such Confidential Information as it employs with respect to its own Confidential Information, but not less than reasonable care. Confidential Information does not include such information that: (a) is now or hereafter becomes publicly known without violation of this Agreement; (b) was known to the recipient prior to the time of disclosure without obligation to preserve confidentiality; (c) was received by the recipient from a third party without obligation to preserve confidentiality; (d) was independently developed by the recipient; or (e) is authorized to be disclosed by the disclosing Party; or (f) (i) is contained on the exterior of a package, including information contained in plain text or bar code form on shipping labels, or (ii) package level detail or smart label information, including but not limited to, consignee’s full name, complete delivery address, package weight and zone, and package labeling that contains Maxicode, postal barcode, current routing code, appropriate service level icon, a 1Z tracking number bar code and address details related thereto and delivery information (collectively, “Shipping Information”). SCS shall use Shipping Information only as permitted by the UPS Privacy Policy located at www.ups.com as it may be revised from time to time or as permitted by law. In addition, if the recipient receives a subpoena or other process demanding the disclosing Party’s Confidential Information, the recipient may comply with the demand, in which case the recipient shall inform the disclosing Party and allow the disclosing Party reasonable time to seek a protective order. In addition to the foregoing, in the event that personally identifiable information concerning individual consumers is disclosed (other than as permitted herein) by SCS or an Affiliated Service Provider or any of their employees, subcontractors or agents, in violation of laws applicable to privacy or data security (a “Data Breach”), SCS and, if applicable, its Affiliated Service Provider, shall be responsible for all costs incurred or associated with remedial measures taken by Customer as required by law to address such Data Breach, the costs of which shall be deemed direct damages and not subject to the exclusion set forth in Section 7, above.

9. Force Majeure. If and to the extent that either Party may be precluded or delayed from performance hereunder by (a) acts of war, acts of public enemies, terrorist attacks, insurrections, riots, sabotage, earthquakes, floods, acts of God, embargoes, authority of laws, labor disputes (including strikes, lockouts job actions, or boycotts) or (b) fires, air conditions, explosives, failure of electrical power, heat, light, air conditioning or communications equipment (provided that the events described in clause (b) are not due to such Party’s fault or negligence of the Party claiming relief under this Section 9) or (c) other events beyond its reasonable control (each a “Force Majeure Event”), such performance is excused to the extent and for the time necessitated by such Force Majeure Event. This provision does not apply to monetary amounts owed by either Party to the other. SCS is not liable for any loss or damage to Goods caused by a Force Majeure Event, and Customer shall have the risk of loss for such loss or damage and the responsibility to insure against the same; provided, however, that the foregoing shall not limit the liability of a carrier (including an Affiliated Service Provider, if applicable), if any, for loss or damage to Goods while in its care, custody and control not caused by Force Majeure event. If SCS, in prior consultation with Customer, takes steps outside the ordinary course of business to protect Goods due to a Force Majeure Event, Customer shall pay the storage or other similar charges associated with SCS’s efforts.

10. Insurance. Each Party shall maintain commercial general liability insurance including premises or operations, broad form property damage, independent contractors, and contractual liability covering its obligations hereunder for bodily injury and property damage, with a combined single limit of not less than $1,000,000 each occurrence. In addition, SCS shall maintain workers’ compensation insurance in statutory amounts covering SCS and its employees, and employer’s liability insurance, and Customer shall maintain, during the term of this Agreement, product liability insurance in an amount not less than $2,000,000 on a per occurrence basis. Each Party shall carry its respective insurance policies with insurance companies licensed to do business in the state(s) where operations are maintained. All policies will provide that such coverage under these policies will not be canceled or materially changed without at least thirty (30) days prior written notice to the other Party.

11. Independent Contractor. SCS is an independent contractor under this Agreement Each Party shall comply with all payroll tax withholdings, social security, unemployment and related employer obligations applicable to it. Except as set forth in a duly authorized Power of Attorney, neither Party may hold itself out as an agent of or in a joint venture with the other Party, and neither Party may act on behalf of the other Party.

12. Subcontractors. SCS may subcontract all or portions of the Services to its parent or affiliates. SCS shall be liable for performance by any such parent or affiliate as if SCS has performed the Services itself subject to the terms and conditions set forth in this Agreement. SCS will endeavor to give reasonable notice to Customer in the event it contracts with a third party service provider. SCS may disclose to its parent, affiliates or third party service providers any Customer Confidential Information necessary to perform the Services, subject to the provisions of Section 8, above.

13. Hazardous Materials and Dangerous Goods. Unless SCS expressly agrees in a Schedule, SCS will not handle, receive, accept, ship, carry, dispose of, transport, store, or arrange for the handling, disposal, storage or transportation of any type of hazardous materials, dangerous goods, or Goods containing hazardous materials or dangerous goods, including but not limited to those Goods which are regulated due to their hazardous or dangerous nature by the United States Drug Enforcement Administration, the United States Bureau of Alcohol, Tobacco, Firearms and Explosives, and analogous regulatory agencies in countries in which the Services are provided (collectively, “Hazardous and Dangerous Goods”). Customer warrants and covenants that it will not itself or through others offer, present or otherwise tender any Hazardous or Dangerous Goods to SCS, its affiliates, assignees, agents or subcontractors under this Agreement. Notwithstanding the foregoing, SCS may take any action that SCS, in its sole discretion, deems appropriate or necessary in relation to any actual or suspected Hazardous or Dangerous Goods. Customer hereby fully and completely releases and forever discharges SCS and its Indemnitees from and against all Claims arising out of or caused by actual or suspected Hazardous or Dangerous Goods. Customer shall indemnify, defend, and hold harmless SCS and its Indemnitees from and against all Claims related to or arising out of any SCS action taken in relation to such actual or suspected Hazardous or Dangerous Goods, Customer’s noncompliance with applicable laws and regulations, or the breach of any covenant of Customer contained in or made pursuant to this Section.

14. Dispute Resolution Process. The Parties agree to utilize the dispute resolution process to resolve any disputes, claim or question between them with respect to this Agreement (“Dispute”) as expeditiously as possible. The Parties shall keep confidential, except as may be required by law, all aspects of the Dispute and the Dispute resolution process. One Party shall give written notice to the other Party of the Dispute and request commencement of the Dispute resolution process. Then, the project managers from each Party shall meet within five (5) business days to negotiate and use commercially reasonable efforts to promptly reach a resolution of the Dispute. If the Dispute is not resolved by the project managers within such five (5) day period, either Party may give notice to the other Party that the Dispute must be escalated to the senior officers of each Party, who will meet within ten (10) business days to negotiate and use commercially reasonable efforts to resolve the Dispute. In the event the senior officers are unable to resolve the Dispute within sixty (60) days (unless the Parties mutually agree to extend their discussions) either Party may pursue any remedies that may be available at law or in equity.

15. Representations and Warranties. In addition to any specifically negotiated performance standard or key performance indicator set forth in the Schedules, SCS, on behalf of itself and any Affiliated Service Provider:

(a) warrants that all Services shall be performed in a good and workmanlike manner, in compliance with all applicable laws, rules and regulations, and consistent with current industry standards applicable to supply chain services providers in the consumer electronics industry; and

(b) represents that as of the Effective Date, SCS is CTPAT certified.

THE FOREGOING REPRESENTATIONS AND WARRANTIES, TOGETHER WITH ANY REPRESENTATIONS AND WARRANTIES OF THE PARTIES EXPRESSLY SET FORTH IN THE AGREEMENT ARE THE SOLE REPRESENTATIONS AND WARRANTIES MADE BY THE PARTIES AND ARE IN LIEU OF ALL OTHER REPRESENTATIONS AND WARRANTIES, EXPRESS, IMPLIED, OR STATUTORY, INCLUDING BUT NOT LIMITED TO IMPLIED WARRANTIES OF MERCHANTABILITY, OF TITLE OR NONINFRINGEMENT, OF FITNESS FOR A PARTICULAR PURPOSE, OR ARISING FROM COURSE OF PERFORMANCE, COURSE OF DEALING, OR USAGE OF TRADE. IN ANY JURISDICTION, WHICH DOES NOT ALLOW THE EXCLUSION OR LIMITATION OF IMPLIED WARRANTIES, ANY IMPLIED WARRANTIES, TO THE MAXIMUM EXTENT PERMITTED BY THE APPLICABLE LAWS OF ANY SUCH JURISDICTION, SHALL BE LIMITED TO THE TERM OF THIS AGREEMENT.

EXCEPT TO THE EXTENT EXPRESSLY PROVIDED IN THE APPLICABLE SCHEDULE, CUSTOMER’S SOLE REMEDY FOR BREACH OF ANY REPRESENTATION OR WARRANTY BY SCS SHALL BE LIMITED TO THE REPERFORMANCE OF THE SERVICES AT ISSUE, OR, TO THE EXTENT THAT REPERFORMANCE IS NOT REASONABLY FEASIBLE UNDER THE CIRCUMSTANCES, TO TERMINATION OF THIS AGREEMENT FOR BREACH IN ACCORDANCE WITH SECTION 2.2, ABOVE.

16. Import and Export Laws.

16.1 The Parties acknowledge and agree that all activities hereunder, including the export, reexport, import, transshipment, transfer, release, delivery, or pickup of all Goods, as well as any software and technology provided to SCS by

Customer or on behalf of Customer (“Software and Technology”), are subject to all applicable U.S. and non-U.S. laws, including any statutes, executive orders, regulations, governmental agency decisions, judicial decisions, or any other written decrees that have the force and effect of law in the country in question (collectively defined as “Laws” for purposes of this Section 16) governing the import and export of Goods, Software, and Technology, including, but not limited to, laws concerning exports and economic sanctions, and customs Laws (collectively, “Import and Export Laws”).

16.2 Customer agrees:

(i) to act as the importer, exporter, or other principal party (as the case may be) under all Import and Export Laws;

(ii) that Customer is responsible for complying with all Import and Export Laws applicable to the export, reexport, import, transshipment, transfer, or release of any Goods, Software, and Technology from any country;

(iii) that Customer is solely responsible for (a) properly classifying under the Import and Export Laws all Goods, Software, and Technology; (b) obtaining any required licenses and other authorizations for export, reexport, import, transshipment, transfer, or release; (c) correctly completing and filing with any government, as appropriate, all documents required under the Import and Export Laws; and (d) ensuring that all export-related documents, including shipping and sales documents, generated in connection with the Services performed pursuant to this Agreement conform to and are maintained in accordance with the Import and Export Laws;

(iv) that Customer is solely responsible for providing accurate written instructions to SCS and the carrier in advance of any export, reexport, import, transshipment, transfer, release, delivery, pickup, or other activity in relation to any Goods, Software, and Technology, which instructions will be in compliance with all Import and Export Laws and will set forth all information required for SCS to comply with those Laws in connection with that export, reexport, transshipment, transfer, release, delivery, pickup, or other activity; and

(v) that, notwithstanding any other provision in this Agreement to the contrary, Customer shall indemnify, defend, and hold harmless SCS and its Indemnitees from and against all Claims or investigations arising out of or in connection with: (a) Customer’s breach of this Section; or (b) SCS’s or the carrier’s compliance with Customer’s instructions in the export, reexport, import, transshipment, transfer, release, delivery, pickup, or other activity in relation to any Goods, Software, and Technology.

16.3 Customer hereby fully and completely releases and forever discharges SCS and its Indemnitees from and against all Claims arising out of or in connection with any error on the part of any government official, including any person employed by, representing, or acting on behalf of any government agency in the United States or any other country, in connection with the export, re-export, import, transshipment, transfer, release, delivery, pickup, or other activity in relation to any Goods, Software, and Technology, except to the extent such error was due to the negligence or intentional act of SCS, an Affiliated Service Provider or any of their Indemnitees.

17. General Provisions.

17.1 Assignment; Third Party Beneficiaries. The rights and obligations under the Agreement may not be transferred or assigned to a third party by either Party without the prior written consent of the other Party; provided however, subject to Section 12, above, SCS may transfer or assign all or part of its rights and/or obligations of the Agreement to one or more of its parent or affiliates. Under no circumstances may Customer resell any of the Services to any third party without the express written consent of SCS. There are no third party beneficiaries under the Agreement, except that SCS’s Affiliated Service Providers are third party beneficiaries of SCS’s rights, remedies and benefits under the Agreement, and are subject to all of SCS’s liabilities and obligations under the Agreement.

17.2 Amendments; Waiver; Severability. Except for any changes to the Fees by SCS pursuant to Section 3.4, this Agreement can only be modified or amended by a written instrument signed by the Parties. A waiver of any right by either Party will not constitute a waiver of such right on any subsequent occasion. Acceptance by SCS of the amounts (or lesser amounts) payable under this Agreement is not to be deemed a waiver of any default. If any provision of the Agreement is determined to be invalid, such invalidity will not affect the validity of the remaining portions of the Agreement.

17.3 Survival. The rights and obligations of the Agreement, which by their nature are intended to survive expiration or termination will survive, including but not limited to: Sections 3,4,5, 6,1,8, 13, 14, 15, 16 and 17 of this MSA.

17.4 Controlling Law. The Agreement is governed by the laws of the State of New York without regard to conflicts of laws provisions.

17.5 No Use of Trademarks. Neither Party may use the other Party’s or its affiliates’ name, logo, trademarks, service marks or trade names without the other Party’s prior written consent; provided however, SCS may disclose Customer’s name as a reference to any current or prospective customer.

17.6 Non-Solicitation of Personnel. During the term of the Agreement and for one (1) year after its expiration or termination, neither Party may actively solicit the employment of any employee of the other Party, which employee was engaged in the performance of Services. Notwithstanding the foregoing, neither Party may be precluded from conducting general recruiting activities, such as participating in job fairs or publishing advertisements for general circulation.

17.7 Intellectual Property Rights. Customer and SCS acknowledge that the other has certain intellectual property rights that may be revealed or provided to the other Party in accordance with the Agreement. Each Party acknowledges that the Agreement does not grant any right or title of ownership in their respective intellectual property rights to the other unless specifically provided in the Agreement. Any intellectual property remains the originator’s property unless otherwise provided herein.

17.8 No Breach of Other Agreements. Customer and SCS each respectively represent and warrant that its execution of the Agreement does not violate any applicable law or breach any other agreement to which it is a Party or is otherwise bound.

17.9 Notice. Except where specifically provided otherwise, any notice required or permitted to be given is to be given in writing to the person and at the address listed below by personal delivery, UPS Next Day Air® or certified mail, return receipt requested. The date of notice is as follows: the date upon which such notice is so personally delivered; if by UPS Next Day Air®, the date of receipt at the designated address; or if by certified mail, the date of delivery.

To SCS:	UPS Supply Chain Solutions, Inc.	with Copy to:	United Parcel Service, Inc.
	Contracts and Compliance Department		Office of General Counsel
	12380 Morris Road		55 Glenlake Parkway
	Alpharetta, GA 30005		Atlanta, GA 30328

To Customer:	Skullcandy Inc.	with Copy to:	The Sheridan Law Firm LLC
	1441 W. Ute Boulevard, Suite 250		116 Village Blvd., Ste.200
	Park City, UT 84098		Princeton, NJ 08540
	ATTN: Daylen Bushman		Attn: Daniel J. Sheridan

17.10 Entire Agreement. This MSA sets forth the full and complete understanding of the Parties with respect to the matters herein and supersedes any and all agreements and representations between the Parties made or dated prior to the Effective Date, including any agreements regarding confidentiality.

IN WITNESS WHEREOF, the Parties hereto have caused this MSA to be executed by their duly authorized representative as of the Effective Date.

UPS SUPPLY CHAIN SOLUTIONS, INC.	SKULLCANDY, INC
“SCS”	“CUSTOMER”

/s/ Matt Kristufek	/s/ Jeremy Andrus
Signature	Signature

Matt Kristufek	Jeremy Andrus
Printed Name	Printed Name

Global Contracts Manager	President
Title	Title

July 22, 2010	7/16/10
Date	Date